EXHIBIT 99.1

CONTACT: DSI TOYS, INC.
OTCBB: DSIT
Robert L. Weisgarber, CFO
(713) 365-9900
rweisgarber@dsitoys.com

DSI TOYS, INC. ANNOUNCES COMPLETION OF GOING-PRIVATE TRANSACTION

HOUSTON, TX (August 12, 2003)—DSI Toys, Inc. (the “Company”) (OTCBB:DSIT) today announced that its shareholders have approved the proposed merger with DSI Acquisition, Inc., a Texas corporation controlled by E. Thomas Martin, the Company’s Chairman.  Following the vote at a special meeting of the Company’s shareholders on August 11, 2003, the merger will be consummated at 11:59 p.m. on August 12, 2003, at which time DSI Acquisition, Inc. will merge with and into the Company, which will become privately held. Accordingly, the Company intends to file notices with the Securities and Exchange Commission and with the over-the-counter Bulletin Board requesting termination of registration and removal from quotation, respectively.

At the time of the merger, the Company’s outstanding shares of common stock (other than shares already owned by certain existing shareholders of the Company who shall remain as shareholders of the Company pursuant to the terms of the merger agreement and shares held by those shareholders who properly dissented) converted into the right to receive $0.47 for each share of common stock. Instructions explaining how shareholders may exchange their shares of the Company’s common stock for the merger consideration will be mailed to shareholders.

The Company designs, develops, markets and distributes high quality, innovative dolls, toys and consumer electronics products. Core products include DJ Skribble™’s Spinheads™ “DJ” style music mixing toy figures, Tech-Link® communications products, KAWASAKI® electronic musical instruments, GearHead® remote control vehicles, LazerDoodle™  electronic drawing toy, a full range of special feature doll brands including Too Cute Twins ®, Somersault Sara™ , Hush Li’l Baby®, and Little Darlings®. The Company’s website can be reached at http://www.DSIToys.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new and existing products, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company’s customers, competition, and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

###